UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2011

People’s United Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33326 (Commission File Number)	20-8447891 (IRS Employer Identification No.)

850 Main Street, Bridgeport, CT (Address of principal executive offices)		06604 (Zip Code)

Registrant’s telephone number, including area code (203) 338-7171

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On May 19, 2011, the Board of Directors of People’s United Financial, Inc. (the “Company”) approved a prospective increase in the size of the Board to twelve members, with such increase being contingent on, and to be effective concurrent with, completion of the merger of Danvers Bancorp, Inc. (“Danvers”) with and into the Company. The Board also approved on a prospective basis the appointment of Kevin T. Bottomley as a director of the Company to fill the vacancy created by that action. His appointment was contingent on, and to be effective concurrent with, completion of the merger of Danvers with and into the Company.

As discussed in more detail below, the merger of Danvers with and into the Company became effective on July 1, 2011, and Mr. Bottomley became a director of the Company at that time. Mr. Bottomley’s term of office will expire at the 2013 annual meeting of the Company’s shareholders. Mr. Bottomley has not yet been named to any committees of the Board.

Mr. Bottomley became Chief Executive Officer and President of Danversbank in 1996. He became Chairman of the Board of Directors in 2003. Prior to arriving at Danversbank, he was the Chief Lending Officer and Executive Vice President at Boston Private Bank & Trust Company. Mr. Bottomley began his career at Bankers Trust in 1976 in the Asia Pacific division and also worked for many years at The First National Bank of Boston as a Vice President in its Asia Pacific Division in the Reverse Multinational Group and in its London Branch. Mr. Bottomley earned his undergraduate degree from Harvard College in 1974 and earned his M.B.A. from the University of Virginia in 1976. Mr. Bottomley’s qualifications to serve on the Board include his demonstrated experience in executive leadership, strategic planning and governance of a public company.

Item 8.01.	Other Events

Danvers Bancorp Merger

On July 1, 2011, pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of January 20, 2011 (the “Danvers Bancorp Merger Agreement”) between the Company and Danvers, the merger of the Company and Danvers (the “Danvers Bancorp Merger”), in which Danvers merged with and into the Company, with the Company as the surviving corporation, became effective.

Pursuant to the Danvers Bancorp Merger Agreement, each share of Danvers common stock outstanding at the effective time of the Danvers Bancorp Merger was converted into the right to receive either $23.00 in cash or 1.624 shares of the Company’s common stock, at the election of each Danvers stockholder, subject to proration due to limitations on the aggregate amount of cash to be paid by the Company in the Danvers Bancorp

Merger and depending on the election of other Danvers stockholders, as specified in the Danvers Bancorp Merger Agreement. The Company will pay approximately $462.5 million to Danvers stockholders, consisting of approximately $214.5 million in cash and 18.5 million shares of the Company’s common stock.

This description of the Danvers Bancorp Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Danvers Bancorp Merger Agreement, which is attached hereto as Exhibit 8.1 to this report and is incorporated herein by reference.

A copy of the press release announcing the completion of the Danvers Bancorp Merger is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) The following Exhibits are submitted herewith.

Exhibit No.	Description

8.1	Agreement and Plan of Merger, dated as of January 20, 2011, by and between People’s United Financial, Inc. and Danvers Bancorp, Inc. (incorporated by reference from People’s United’s Current Report on Form 8-K filed on January 21, 2011)

99.1	Press Release, dated July 1, 2011, announcing completion of the Danvers Bancorp Merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s United Financial, Inc.
(Registrant)

Date: July 1, 2011	By:	/s/ Eric J. Appellof
(Signature)

	Name:	Eric J. Appellof
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Page

99.1	Press Release dated July 1, 2011, announcing completion of the Danvers Bancorp Merger	99.1-1